Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-262300 and 333-275449 on Form S-3 and Registration Statement Nos. 333-263897 and 333-270751 on Form S-8 of our report dated March 22, 2023, relating to the financial statements of Hyperfine, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

March 22, 2024